                                 EXHIBIT 4.4(k)


Third Amendment to the Revolving Credit and Term Loan Agreement dated as of November 25, 1992 among the Registrant, various banking institutions named therein and the First National Bank of Boston, as agent, dated as of March 15, 1995.





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                           HUDSON GENERAL CORPORATION

                                THIRD AMENDMENT

    THIRD AMENDMENT ("Amendment"), dated as of March 15, 1995, among Hudson General Corporation, a Delaware corporation (the "Company"), the banking institutions party to the Credit Agreement referred to below (the "Banks"), and The First National Bank of Boston as agent for itself and the Banks (the "Agent"). The parties hereto hereby agree as follows:

    1. REFERENCE TO CREDIT AGREEMENT. Reference is made to the Revolving Credit and Term Loan Agreement, dated as of November 25, 1992, as amended (as so amended, the "Credit Agreement"), among Hudson General Corporation, the banking institutions named therein and The First National Bank of Boston as agent for itself and the other banking institutions. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as therein.

    2. AMENDMENT OF CREDIT AGREEMENT. The Credit Agreement is hereby amended as follows:

    (a) Paragraph 1.8 of the Credit Agreement (Drawings) is hereby amended by deleting the phrase "1/2% above" where it appears in the eighth line of such paragraph and where it appears in the nineteenth line of such paragraph.

    (b) Paragraph 1.11 of the Credit Agreement (Letter of Credit Fee) is hereby amended by deleting "1-1/2%" where it appears in the twelfth line thereof and substituting therefor "1-3/8%".

    (c) Paragraph 3.1 of the Credit Agreement (Agent's Fee) is hereby amended by deleting "$20,000" where it appears in the last line thereof and substituting therefor "$15,000".

    (d) Paragraph 3.3 of the Credit Agreement (Interest) is hereby amended by (i) deleting the phrase "1/2 of 1% above" where it appears in the second line of clause (a) thereof, and (ii) deleting "1-3/4%" where it appears in the third line of clause (b) thereof and substituting therefor "1-3/8%".

    (e) Paragraph 6.16(g) of the Credit Agreement (Investments and Contingent Liabilities) is hereby amended by deleting the phrase "no more than $5,000,000 of which shall be issued other than in connection with the Kohala Joint Venture" where it appears therein and substituting therefor the phrase "no more than $3,500,000 of which shall be issued in connection with the Kohala Joint Venture".


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

    (f) Paragraph 6.18 of the Credit Agreement (Limitation on Dividends) is hereby amended by adding "(A)" after the heading thereof and by adding the following paragraph after the first paragraph thereof:

                     (B) Notwithstanding the foregoing provisions of subparagraph (A) of this Paragraph 6.18, the Company may purchase, redeem or otherwise retire shares of the Company's common stock on or before March 15, 1996, provided that (1) the aggregate amount paid by the Company to purchase, redeem or otherwise retire such shares does not exceed $3,000,000, (2) no proceeds of the Loans will be used in connection with such purchase, redemption or retirement, and (3) no Default has occurred and is continuing and no condition which would, with either or both the giving of notice or the lapse of time, result in a Default has occurred and is continuing at the time such shares are purchased, redeemed or otherwise retired and no Default or condition which would, with either or both the giving of notice or the lapse of time, result in a Default shall result from the purchase, redemption or retirement of such shares. The amount paid by the Company to purchase, redeem or otherwise retire shares of the Company's common stock pursuant to this subparagraph (B) shall not be considered in computing the aggregate amount of dividends which the Company may declare or pay or the aggregate amount the Company may pay to purchase, redeem or otherwise retire shares in any fiscal year of the Company under subparagraph (A) of this Paragraph 6.18.

    (g) Paragraph 6.19 of the Credit Agreement (Limitations on Capital Expenditures) is hereby amended by deleting "$10,000,000" where it appears therein and substituting therefor "$13,000,000".

    (h) The definition of "Initial Revolving Period" set forth in Exhibit A to the Credit Agreement is hereby amended by deleting "December 31, 1994" where it appears therein and substituting therefor "December 31, 1996".

    (i) The definition of "Reduction Commencement Date" set forth in Exhibit A to the Credit Agreement is hereby amended by deleting "December 31, 1994" where it appears therein and substituting therefor "December 31, 1996".

    (j) Schedule 4.18(b) to the Credit Agreement is hereby amended by adding thereto the Supplement to Schedule 4.18(b) attached to this Amendment.

    3. REGARDING REVOLVING CREDIT NOTES AND THE REVOLVING CREDIT LOAN MATURITY DATE. The Company hereby authorizes each Bank to change the Revolving Credit Loan Maturity Date set forth in such Bank's existing Revolving Credit Note to December 31, 2000. In accordance with Paragraph 1.4(b) of the Credit Agreement, the Company hereby represents and warrants to the Banks that each of the conditions precedent to the making of a Loan set forth in Paragraph 5 of the Credit Agreement (except for any conditions specifically relating only to the Funding Date) has been satisfied as of the date hereof. Each of the Banks hereby agrees to deliver to the Company a copy of such Bank's existing Revolving Credit Note as modified as set forth herein.





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

    4. REPRESENTATIONS AND WARRANTIES. In order to induce the Banks to enter into this Amendment, the Company represents and warrants to the Banks that (a) this Amendment and the Credit Agreement as amended hereby (the "Amended Credit Agreement") are its legal, valid and binding obligations, enforceable against the Company in accordance with their terms, (b) this Amendment and the Amended Credit Agreement do not conflict with any charter document, agreement, instrument or undertaking binding upon the Company or any of its properties, and (c) no Default, or situation which with the giving of notice or the passage of time or both would become a Default, now exists or will exist after giving effect to this Amendment.

    5. CONDITIONS PRECEDENT. This Amendment shall become effective as of the date hereof upon satisfaction of each of the conditions precedent set forth in this Section 5:

    (a) Delivery. The Company, the Banks, the Agent and the Guarantors shall have executed and delivered this Amendment.

    (b) Corporate Standing and Action. Each of the Banks shall have received (i) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company as of a recent date, (ii) certificates of the Secretary of State of the State of New York and the Commonwealth of Massachusetts as to the good standing of the Company as a foreign corporation as of a recent date, and (iii) a certificate of the Secretary or Assistant Secretary of the Company, dated the date hereof, certifying (A) that attached thereto is a true and complete copy of the Certificate of Incorporation and bylaws of the Company, each as amended to the date hereof or that the Certificate of Incorporation and bylaws of the Company have not been modified, amended or supplemented since the Funding Date, (B) that attached thereto is a true and complete copy of resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Amendment, which resolutions are in full force and effect without modification on the date hereof, and (C) that there have been no changes in the incumbency and signatures of the officers of the Company since the Funding Date.

    (c) Opinion of Counsel. Each of the Banks and the Agent shall have received a favorable legal opinion addressed to the Banks and the Agent, dated as of the date hereof, in form and substance satisfactory to the Banks and the Agent, from Noah Rockowitz, Vice President - General Counsel, counsel to the Company.

    (d) Transaction Fee. The Agent shall have received, for the accounts of the Banks pro rata in accordance with their Commitment Percentages (prior to the effectiveness of the assignment from BankBoston Canada to The Chase Manhattan Bank of Canada), a transaction fee equal to $20,000.

    (e) Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Amendment and all documents incident hereto shall be satisfactory in form and substance to the Agent, and the Agent shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.





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

    6. MISCELLANEOUS. The Amended Credit Agreement and all of the Loan Documents are each confirmed as being in full force and effect. This Amendment, the Amended Credit Agreement and the other Loan Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior understandings and agreements, whether written or oral. This Amendment and the Credit Agreement shall be read and construed as one agreement, and, except as expressly amended hereby, the Credit Agreement remains unchanged. The headings in this Amendment are for convenience of reference only and shall not alter, limit or otherwise affect the meaning hereof. This Amendment is a Loan Document as defined in the Amended Credit Agreement and may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. The Company shall pay all costs and expenses, including reasonable legal fees and disbursements of the Agent's counsel, incurred by the Agent in preparing this Amendment. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (OTHER THAN THE CONFLICT OF LAWS RULES) OF THE COMMONWEALTH OF MASSACHUSETTS.

    IN WITNESS WHEREOF, each of the undersigned has executed this Amendment under seal by a duly authorized officer as of the date first set forth above.

                                      HUDSON GENERAL CORPORATION


                                      By:
                                         --------------------------------------
                                         Title:

                                      THE FIRST NATIONAL BANK
                                       OF BOSTON, FOR ITSELF
                                       AND AS AGENT


                                      By:
                                         --------------------------------------
                                         Title:

                                      EUROPEAN AMERICAN BANK


                                      By:
                                         --------------------------------------
                                         Title:

                                      THE CHASE MANHATTAN BANK, N.A.


                                      By:
                                         --------------------------------------
                                         Title:





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    The foregoing amendment is acknowledged and agreed to by the following
Guarantors:

                                              HUDSON AVIATION SERVICES, INC.
                                               CALIFORNIA


                                              By:
                                                 ------------------------------
                                                 Title:


                                              HUDSON AVIATION SERVICES, INC.
                                               DELAWARE


                                              By:
                                                 ------------------------------
                                                 Title:

                                              HUDSON GENERAL COACH LINES, INC.


                                              By:
                                                 ------------------------------
                                                 Title:


                                              HUDSON AVIATION SERVICES, INC.


                                              By:
                                                 ------------------------------
                                                 Title

                                              HUDSON AVIATION SERVICES -
                                               OAKLAND, INC.


                                              By:
                                                 ------------------------------
                                                 Title:





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

                         Supplement to Schedule 4.18(b)


                             ENVIRONMENTAL NOTICES

                          MASSPORT ENVIRONMENTAL CLAIM

     On April 19, 1994, a law firm representing the Massachusetts Port Authority ("Massport") sent a letter (the "Original Demand") to thirty-seven companies, including the Company, notifying the addressees that Massport believed that they were liable for contamination of soil and groundwater at Logan International Airport in East Boston, Massachusetts (the "Airport"). Massport claimed that it was performing response actions at the Airport, and stated that it was seeking "contribution, reimbursement and payment of an equitable share of the costs of past, current and future response actions undertaken by Massport...".

     The Original Demand identified twenty-four (24) spills of fuel, oil and hydraulic fluid at various places at the Airport which allegedly had been caused by the Company between January 1982 and September 1992. In addition, the Original Demand proposed a settlement by which the Company would pay a per capita share of past response costs (such share to be a minimum of $311,761) and agree to pay a per capita share of all future response costs or undertake to perform all necessary future response actions at locations where it had releases.

     On July 1, 1994, the Company responded to the Original Demand, raising numerous objections to Massport's allegations and requesting considerable additional information in Massport's possession.

     Following an informational meeting held by Massport on September 21, 1994 for all parties which had received the Original Demand, Massport sent a letter dated October 5, 1994 to the Company (the "Massport Proposal") clarifying its position and proposing a greatly reduced settlement payment. The Massport Proposal first proposed a cash-out payment by the Company for past response costs of $29,968 in respect of a reduced total of twenty-two (22) spills. (By contrast, Massport alleged a grand total of 2,462 spills at the Airport since
1953). The Massport Proposal further limited Massport's claim against the Company for future response costs to three sites where the Company allegedly had a total of only ten (10) spills. The proposed settlement in respect of these future response costs was $526,154, bringing Massport's aggregate settlement proposal to $556,122.

     After obtaining additional information from Massport, the Company responded to the Massport Proposal by letter dated January 20, 1995 (the "Hudson Counterproposal"). The Hudson Counterproposal reiterated objections made previously and stated additional objections. However, the Company offered to pay Massport $75,000 in return for a complete release and a mutually acceptable settlement agreement that would include indemnification by Massport against any claims brought against the Company by any other party, including government agencies. The Company believes this to be fair and equitable offer in light of the legal and factual problems it identified with Massport's position. The Company has not yet received a response from Massport.





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